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                                                                   Exhibit 10.49

CINGULAR WIRELESS
EXHIBITS

Employment Agreement with Stanley T. Sigman

      To: Mr. Sigman
      From: Cingular Wireless, LLC Board of Directors
      Date: December 6, 2002
      Re: Employment at Cingular Wireless, LLC

      The following outlines the terms of your offer of employment at Cingular Wireless, LLC ("Cingular").

      1. Employment: Effective November 24, 2002, you will be employed by Cingular in Atlanta, Georgia as its President and Chief Executive Officer. Your employment will be employment at will, and either party may terminate your employment, with or without cause.

      2. Retention Benefit: You shall be granted a retention benefit in accordance with the terms set forth herein, which shall be valued at $5,000,000 as of the date of grant. Your right to receive the retention benefit shall vest and be payable on the third anniversary of the grant date; provided, if your employment is terminated by your death or permanent disability or by Cingular other than for cause, the retention benefit shall vest and be paid within thirty days of such termination of employment. If you otherwise quit or retire before the retention benefit vests, it shall be forfeited. The actual amount of the retention benefit shall be paid in cash and will be calculated by determining the number of shares of each of SBC and BellSouth stock that could be purchased at the closing prices of such stocks on the grant date (based on a ratio of 60% SBC stock and 40% BellSouth stock) (the equivalent number of shares of each of SBC and BellSouth stock, respectively, shall be referred to as "Share Equivalents") and paying you the value of such Share Equivalents based on the closing prices of SBC and BellSouth stock on the vesting date. On each date dividends are paid on SBC or BellSouth stock you shall receive dividend equivalents on the retention benefit equal to the dividend on a share of the stock paying the dividend multiplied by number of Share Equivalents of the relevant company you hold on the record date for such dividend where such record date occurs prior to the vesting or forfeiture of the Share Equivalents. In the event of a stock dividend, stock split, merger or other change in the corporate structure, the number of the Share Equivalents shall be reasonably adjusted to prevent dilution or enlargement of rights.

      3. Base Pay, Short-Term Pay and Long-Term Pay: Provided you continue to be employed by Cingular (or its successor), for the next three years, (i) your annual rate of base pay shall not be less than $900,000 ("Base Pay"),
      (ii) your annual short-term target shall not be less than $1,144,000, and
      (iii) your annual long-term target shall be valued at no less than $5,000,000 on the grant date. You shall receive a gross up for Georgia income tax on your Base Pay, the actual amount of your short-term award, and the actual amount of your long-term award paid under the SBC long-term incentive plan or under the Cingular long-term incentive plan, but only to the extent any of such payments are subject to Georgia income tax. Your long-term award described in item (iii) above shall be governed by the terms of the Cingular long-term incentive plan, however, for purposes of vesting, your service with SBC will be recognized. Your annual long-term awards under the Cingular long-term incentive plan are subject to adjustment based on accomplishment of Cingular financial

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CINGULAR WIRELESS                                                  Exhibit 10.49
EXHIBITS

      performance. Your long-term awards under the Cingular long-term incentive plan will be paid on the third anniversary of the grant date, and they will be paid in cash, unless, on the payment date, Cingular (or its successor) is a publicly-traded entity, in which event your long-term award could be paid in cash or equity of Cingular (or its successor), at the option of Cingular (or its successor).

      4. Incentive Payments: Cingular (or its successor) will pay you $160,000 on or about November 24, 2002, $160,000 on or about November 24, 2003 and $160,000 on or about November 24, 2005, provided you are employed by Cingular (or its successor) on each of the foregoing payment dates. Each of these payments will be grossed up for Georgia state income tax, and $60,000 of each of these payments will be grossed up for federal income tax.

      5. Supplemental Pension Benefit: You will be eligible to continue participation and accrue benefits in the SBC Supplemental Retirement Income Plan ("SRIP") during your employment at Cingular. Your SRIP benefit shall be paid by SBC in accordance with the terms of the SBC SRIP. The non-grossed up amount of your Base Pay and $100,000 of each of your Incentive Payments (referred to in paragraph 4, above), which is considered salary for the SBC SRIP, and the non-grossed up amount of your actual short-term award, will be eligible "earnings" for purposes of your SBC SRIP calculation. Your SBC SRIP benefit will be offset by the amount of any qualified and/or nonqualified pension benefits that you receive or received from plans sponsored by SBC or Cingular. You will not be eligible to accrue benefits in the Cingular SRIP during any period of time that you are accruing benefits in the SBC SRIP.

Income Tax Gross Up Calculation: The payments described in Paragraphs 3 and 4 that are subject to Georgia income tax and other compensation you receive from SBC and/or Cingular that is subject to Georgia income tax, except the Retention Benefit, will be grossed up for Georgia income tax. In addition, $60,000 of each of the payments described in Paragraph 4 will be gross up for federal income tax. The gross up will be based on the highest marginal income tax rate for Georgia income tax and, as applicable, for federal income tax (the "Initial Gross Up"). The Initial Gross Up will also be grossed up for federal and Georgia income tax as necessary to make you whole.